Exhibit 99.1

KULR Retires All Outstanding Yorkville Debt

SAN DIEGO / GLOBENEWSWIRE / March 27, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today announced that all outstanding debt owed to Yorkville Advisors ("Yorkville") has been retired in accordance with their terms.

"Retiring the outstanding Yorkville debt is a significant step for the Company," said KULR's CEO, Michael Mo. "The net proceeds from the financing helped fund our migration from a thermal management solutions provider to our current KULR ONE Design Solutions ("K1-DS") platform. I view it as a very positive step that we can once again say that we carry no debt on our balance sheet, other than normal course payables and financing arrangements."

Mo continued, "We remain excited about our outlook as we drive to deliver new, innovative technologies and creative marketing initiatives to further expand the reach of our K1-DS platform, while adding new customers in 2024 and beyond."

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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KULR Technology Group, Inc.

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